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                                                                    EXHIBIT 15.1


November 15, 2002

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Sun Microsystems, Inc. 1990 Long Term Equity Incentive Plan of our report dated October 17, 2002, relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarter ended September 29, 2002.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                  Very truly yours,

                                                  /s/ Ernst & Young LLP